CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED BYLAWS

OF

ARTHROCARE CORPORATION

The undersigned, being the duly acting and appointed Secretary of ArthroCare Corporation, a Delaware corporation (the “Company”), hereby certifies that on April 2, 2007, the Board of Directors of the Company amended Section III.2 of the Bylaws of the Corporation, entitled “Number of Directors,” effective as of immediately following the election of directors at the Company’s 2007 Annual Meeting of Stockholders, to read as follows:

“The board of directors shall consist of seven (7) members. The number of directors may be changed by an amendment to this bylaw, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the certificate of incorporation.

No reduction in the authorized number of directors shall have the effect of removing any director before the director's term of office expires.”

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

Dated: April 2, 2007
/s/ Michael W. Hall

Michael W. Hall, Secretary